Exhibit 4.4

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The indebtedness evidenced by this instrument is subordinated to the prior payment in full of certain other debt of the Company as identified in the Security and Intercreditor Agreement (the “Senior Debt”) pursuant to, and to the extent provided in, the Security and Intercreditor Agreement.

Original Issue Date: September 30, 2011

$[_______________]

15.0% SUBORDINATED PROMISSORY NOTE
DUE THREE YEARS FROM ORIGINAL ISSUE DATE

THIS 15.0% SUBORDINATED PROMISSORY NOTE (this “Note”) is one of a series of duly authorized and issued 15.0% Subordinated Promissory Notes of Asure Software, a Delaware corporation, having a principal place of business at 110 Wild Basin Road, Austin, TX 78746 (the “Company”), designated as its  15.0% Subordinated Promissory Notes due three years from the Original Issue Date (the “Notes”).

FOR VALUE RECEIVED, the Company promises to pay to [________________________] or its registered assigns (the “Holder”), the principal sum of $[_______________] on the date that is three years from the Original Issue Date set forth above or such earlier date as this Note is required or permitted to be repaid as provided hereunder (the “Maturity Date”) and to pay interest to the Holder on the aggregate and then outstanding principal amount of this Note (“Interest”) in accordance with the provisions hereof.  On the Maturity Date, the Holder, at its option, shall receive the amounts due under this Note in cash.  This Note is subject to the following additional provisions:

Section 1.            Definitions.  For the purposes hereof, in addition to the terms defined elsewhere in this Note: (a) capitalized terms not otherwise defined herein have the meanings given to such terms in the Purchase Agreement, and (b) the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (i) the Company or any Significant Subsidiary (as such term is defined in Rule 1.02(s) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof; (ii) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (iii) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (iv) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (v) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (vi) the Company or any Significant Subsidiary thereof calls a meeting of substantially all of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (vii) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company, or (ii) the execution by the Company of an agreement to which the Company  is a party or by which it is bound, providing for any of the events set forth above in (i).

“Common Stock” means shares of the common stock of the Company, $0.01 par value per share.

“Event of Default” shall have the meaning set forth in Section 6 hereof.

“Fundamental Transaction” shall have the meaning set forth in Section 7 hereof.

“Original Issue Date” shall mean the date of the first issuance of this Note as provided on the cover page hereof, regardless of the number of transfers of this Note and regardless of the number of instruments which may be issued to evidence this Note.

 “Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Purchase Agreement” means the Securities Purchase Agreement between the Holder and the Company, pursuant to which this Note is initially purchased, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Secured Parties” means any Federal, state or local governmental or quasi-governmental agencies or divisions and any lender or creditor holding a security interest under the Uniform Commercial Code in assets and other property of the Company.

“Senior Debt” shall have the meaning set forth above.

“Security and Intercreditor Agreement” means that certain Security and Intercreditor Agreement dated on or about the Original Issue Date by and among the Company and the lenders identified therein.

“Transaction Documents” means this Agreement, the Purchase Agreement, the Security and Intercreditor Agreement, and any other documents or agreements executed by the Holder in connection with the transactions contemplated hereby.

Section 2.            Interest.

a)   Payment of Interest. Interest shall accrue on the unpaid, aggregate and then outstanding principal amount of this Note commencing on the date hereof and continuing until repayment of this Note in full at a rate of Fifteen Percent (15.0%) per annum, with interest only payable in cash on each of March 31, June 30, September 30, and December 31, commencing December 31, 2011 (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day.

b)   Interest Calculations. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of Notes (the “Note Register”).

c)           Prepayment.  The Company may prepay any portion of the outstanding principal amount of this Note and accrued and unpaid Interest at any time at the sole election of the Company.

Section 3.            Registration of Transfers and Exchanges.

a)           Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same.  No service charge will be made for such registration of transfer or exchange.

b)           Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c)           Reliance on Note Register. Prior to due presentment to the Company for transfer of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4.            Reserved.

Section 5.            Reserved.

Section 6.            Events of Default.

a)           “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.           any default in the payment of (A) the principal of amount of this Note, or (B) interest on, or liquidated damages in respect of, this Note, in each case free of any claim of subordination, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured, within 30 Business Days;

ii.          the Company shall materially fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents to which the Holder is a party, and such failure or breach shall not, if subject to the possibility of a cure by the Company, have been remedied within 30 calendar days after the date on which written notice of such failure or breach shall have been given; or

iii.         there shall have occurred a Bankruptcy Event.

iv.         the Company and/or any Subsidiary, individually or in the aggregate is in breach or violation of any agreement for monies owed or owing in an amount in excess of $250,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder;

v.          a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, paid, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above; and

vi.         the Company fails to file reports on Form 10-Q and Form 10-K under the Securities Act of 1924, as amended  (to extent the Company is so required).

b)           Remedies Upon Event of Default. If any Event of Default occurs and is continuing for more than 30 days, the full principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash. When this Note shall have been paid in full in accordance herewith, the Holder shall promptly surrender this Note to or as directed by the Company.  The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it.  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 7.            Fundamental Transactions.

a)   For the purposes hereof,  the term “Fundamental Transaction” shall mean the occurrence of any of the following events while the Note is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person where the Company is not the surviving corporation, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property or (E) otherwise effects a Change in Control.

b)   Upon the occurrence of a Fundamental Transaction, such surviving entity shall be required to assume the performance of this Note In addition, notwithstanding anything contained herein to the contrary, the Holder shall have the right to accelerate the repayment in cash of all outstanding principal and interest due hereunder during the thirty day period following the receipt of notice of such Fundamental Transaction.

Section 8             Miscellaneous.

a)           Notices.  Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered either personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the Company at the address set forth above, facsimile number (512) 437-2365], Attn: Chief Financial Officer or such other address or facsimile number as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section, with any fax delivery followed up by overnight delivery service.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service addressed to the Holder at the facsimile telephone number or address of the Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, then at the principal place of business of the Holder, if any.

b)           Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal and interest of this Note at the time, place, rate, and currency, herein prescribed.  This Note is a direct debt obligation of the Company. This Note ranks pari passu with all other Notes now or hereafter issued pursuant to the Purchase Agreement.

c)           Security Interest.  This Note is a subordinated general obligation of the Company and, pursuant to the terms and conditions of the Security and Intercreditor Agreement, is specifically subordinate in all ways to any Senior Debt now or hereafter created, issued made or outstanding, to or held by any Secured Parties.  The Holder specifically agrees to provide such additional documentation as any of such Secured Parties shall reasonably believe may be necessary to protect, defend or perfect such secured status.

d)           Lost or Mutilated Note.  If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note (as adjusted for any conversions) so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

e)           Governing Law.  Any and all actions brought by the Company or Holder under this Note shall be brought in the state or federal courts located in the New York, NY.  If either party shall commence an action to enforce any provisions of the Transaction Documents, then the prevailing party in such action after obtaining a final, non-appealable judgment shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.

f)            Waiver.  Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note.  The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note.  Any waiver must be in writing.

g)           Severability.  If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

h)          Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i)           Headings.  The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

j)           Amendment; Dissenters Rights.  This Note and the Transaction Documents may be modified or amended or provisions hereof waived with the written consent of the Company and the Holder(s) of a majority of the then outstanding principal amount of all of the Notes. In the event that any material term in this Note or any of the Transaction Documents is amended by such majority and the Holder objects to such amendment, notwithstanding anything contained herein to the contrary, the Holder shall have the right to accelerate the repayment of this Note and demand repayment of all outstanding principal and accumulated and unpaid interest owing at such time plus an additional payment equal to ten percent of the then outstanding principal.  Such repayment right shall only be exercisable by the Holder during the thirty (30) day period following receipt of notice from the Company of such amendment.

IN WITNESS WHEREOF, the Company has caused this 15.0% Subordinated Promissory Note to be duly executed by a duly authorized officer as of the date first above indicated.

ASURE SOFTWARE, INC.

 By:_____________________
      Name:
      Title:

Acknowledged and Agreed by:

Holder:______________

By:__________________
     Name:
     Title: